Exhibit 10.4

AMENDED AND RESTATED

GLOBAL SOURCING AND PURCHASE AGREEMENT

January 1, 2023

This AMENDED AND RESTATED GLOBAL SOURCING AND PURCHASE AGREEMENT (the “Agreement”) effective as of the date first written above (“Effective Date”), by and between Foremost Worldwide Co. Ltd. (“FWW”) and FGI Industries, Ltd. (“FGI”).

WHEREAS, FWW is engaged in the manufacture, design, distribution, sourcing and export of home products including, but not limited to, wooden furniture, cabinetry and shower systems for the bath and kitchen markets (hereinafter referred to as “Products”);

WHEREAS, FGI is engaged in the worldwide sales, marketing and distribution of products including, but not limited to, wooden furniture, cabinetry and shower systems for the bath and kitchen markets and would like to engage FWW as a sourcing agent for its Products; and

WHEREAS, FWW agrees to provide various services relating to FGI on the conditions and terms set out in this Agreement;

WHEREAS, FWW and FGI have signed a previous GLOBAL SOURCING AND PURCHASE AGREEMENT effective January 14th, 2022 (“Prior Agreement”);

WHEREAS, both parties desire to amend and restate the Prior Agreement to modify certain provisions of the Prior Agreement;

NOW THEREFORE, in consideration of the promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Services:

FGI hereby appoints and FWW agrees to act as FGI’s sourcing agent for the Products on a worldwide basis (hereinafter “Territories”). FWW shall provide FGI with the following services:

a)	FWW shall provide manufacturing sourcing and procurement services for FGI’s Products, such Products as described under Exhibit A (as such Exhibit may be amended from time to time with the consent of both parties);

b)

FWW shall provide certain sales, marketing and design services related to FGI’s Products, as specified and requested by FGI, such Products as described under Exhibit A (as such Exhibit may be amended from time to time with the consent of both parties);

c)

FWW shall negotiate and manage, on behalf of FGI, the cost of production, prepayments, shipping and any other elements as necessary for the production and delivery of Products specified by FGI either directly to FGI or to FGI’s customers. For the avoidance of doubt, FWW and FGI agree that the terms negotiated by FWW on behalf of FGI are not binding upon FGI unless and until FGI enters into any binding written agreement with the third party;

d)

FWW shall inspect the merchandise before it is shipped to FGI or destinations required by FGI to ensure the quality, performance, specifications, and quantity of products meet the requirements and standards of FGI which will not be less than industry standard (hereinafter “Quality Control” or “QC”); and

e)	FWW shall prepare relevant shipping documentation and shipping information to FGI as it pertains to Products that have been approved and ordered by FGI.
f)	All pricing associated with any manner of services described in this Section shall be invoiced, ordered, or otherwise in the form of United States Dollars (“USD”).
2.	Representations:

FWW represents and warrants to FGI that FWW:

a)	is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong SAR;
b)	has all requisite corporate power and authority to carry on its business as it is now being conducted;
c)

has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution and consummation of this Agreement shall not violate the charter documents of FWW, or any other commitment or agreement to which FWW is a party; and

d)

to the best of its knowledge, entry in this Agreement, and its performance hereunder, does not and shall not violate any law, statute or regulation or any contractual obligation of FWW; and (iv) FWW has the requisite skill, competence and resources to carry out its obligations under this Agreement.

e)	shall not commit any act or do anything which might reasonably be considered: (i) to be immoral, deceptive, scandalous or obscene; or (ii) to injure, tarnish, damage or otherwise negatively affect the reputation and goodwill associated with FGI and any of its affiliates.

FGI represents and warrants to FWW that FGI:

a)	has the full right, power and authority to enter into this Agreement;
b)	has been duly authorized to enter into this Agreement in accordance with its operating agreement and bylaws; and
c)	to the best of its knowledge, entry in this Agreement, and its performance hereunder, does not and shall not violate any law, statute or regulation or any contractual obligation of FGI.
3.	Limitation of Liability and Indemnification:

FWW agrees to indemnify and hold harmless FGI and its directors, officers, employees and representatives from and against all losses, penalties, damages (but not any punitive damages), liabilities, suits, claims and expenses (including without limitation reasonable outside attorneys’ fees) arising out of or in connection with third party claims against FWW for any breach by FWW of any of its representations, warranties or covenants in this Agreement, provided that FGI gives FWW prompt written notice of all claims and/or suits to which this indemnification applies. Upon notice to FGI that FWW is responsible for the entire third party claim or suit, FWW shall have the option to undertake and solely control the defense and/or settlement of any such third party claim or suit at FWW’S cost and expense. FGI shall cooperate with FWW in the defense of any such claims and/or suits, and both parties shall act to mitigate any damage arising out of or related to such claims and/or suits.

4.	Payment and Commissions:

a)FGI agrees to pay FWW a commission for services rendered under this Agreement. The commission rate shall be set forth in Exhibit B for the Products which FWW services for FGI as specified in the Section 1 of this Agreement. This rate will be reviewed and/or revised by FGI and FWW annually.

b)All commissions shall be computed on the basis of “FOB” sales that FWW provides to FGI (“FOB Sales”) in USD, defined as the quantity sold at the accepted order price, including charges for freight, shipping, taxes, insurance, and minus the application of any prompt payment discounts, other discounts, returns, cost of display, store set up, return freight, and other allowances or bad debts.

c)FGI shall not be liable to FWW for any commission upon FOB sales that are lost or delayed for any cause.

d)It is agreed by the Parties that FWW shall provide the Product pricing and once confirmed by FGI, that price will be fixed and agreed between FGI and FWW unless a price revision is recognized and confirmed by FGI in writing. FGI shall remit payment to FWW for commission earned within fourteen (14) calendar days after FGI receives the Products.

e)FWW shall agree that FGI may deduct payment from its service commission to FWW for any quantity shortage, shipment delay, or incorrect packaging of merchandise until any dispute is resolved.

f)In the event that FGI disputes the amount of any commission owed to FWW, FGI shall remit payment to FWW for the undisputed portion of the commission owed to FWW and provide written notice to FWW that it disputes the amount of the commission owed to FWW and the reason for such dispute (“Commission Dispute Notice”). The Parties agree that upon FWW’s receipt of a Commission Dispute Notice, that both Parties shall negotiate in good faith regarding the disputed commission and that FGI shall not be obligated to pay the disputed portion of any commission, or any interest thereon, unless and until FGI and FWW mutually agree to the proper amount of the commission owed by FGI to FWW subject to any agreed-upon adjustments.

g)

With respect to any special/custom products which may demand more work for FWW in the ordinary course of business (“Specialty Products”) or any special/custom services which may demand more work for FWW in the ordinary course of business (“Specialty Services”), FWW and FGI agree to negotiate a different commission rate which shall be applied to the Specialty Products and Specialty Services without affecting any Products or services specified under this Agreement. For the avoidance of doubt, written approval by FWW and FGI shall be required to effectuate any change in commission for Specialty Products or Specialty Services.

5.	Term of the Agreement:
a)	The term of this Agreement shall be for a period of one year commencing on the date of execution of this Agreement (the “Term”).
b)	Unless terminated within sixty (60) days, this Agreement shall be automatically renewed for an additional Term upon every anniversary day of this Agreement.
6.	Termination of the Agreement:
a)	This Agreement may be terminated by either FWW or FGI by giving a written notice to the other party 60 (sixty) days prior to the proposed termination date.
b)	If FWW enters into a similar Agreement with another party whom FGI deems to be a competitor, FGI retains the right to terminate this Agreement immediately and without notice.
c)

FGI retains the right to enter into a similar Agreement with another party whom FWW deems to be a competitor. In such an event, FWW maintains the right to the terminate this Agreement in accordance with the provisions of 6a.

7.	Governing Law:

This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, United States of America.

8.	Miscellaneous:
a)

Exclusive jurisdiction: For the purpose of any action that may be brought in connection with this Agreement, FWW and FGI hereby consent to the exclusive jurisdiction and venue of the United States District Court for the District of New Jersey and waive the right to contest the jurisdiction and venue of said court on the ground of inconvenience or otherwise and, further, waive any right to bring any action or proceeding in connection with this agreement in any court other than the United States District Court for the District of New Jersey.

b)

Counterparties: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and facsimile copies shall be deemed originals for all purposes.

c)

Notices: All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or national overnight courier service, sent by facsimile transmission, sent via electronic-mail to a respective Party’s address, or mailed by registered or certified mail, postage prepaid, to the addresses designated by either Party hereto. A notice shall be deemed to have been given (i) upon personal delivery, if delivered by hand or courier, (ii) three business days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (iii) the next business day if sent by facsimile transmission or electronic mail (if receipt is electronically confirmed).

d)

Entirety: This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

e)

Assignments and Successors: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other party.

f)	Independent Contractor: FWW is and shall be construed as an independent contractor.

Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, employee/employer relationship, association or formal or informal business organization by and between the parties.

g)

Confidentiality: FWW shall maintain strict confidentiality with respect to any and all information, whether in writing, oral or otherwise, concerning FGI or Products developed specifically for FGI or ordered by FGI, with respect to the nature and extent of the mutual business relationship as well as with respect to the commercial and manufacturing secrets of FGI, and shall not make any such information available to third parties, including this Agreement and any of its terms. FWW shall take measures to ensure that its employees also adhere to this confidentiality obligation. FWW hereby acknowledges that any breach or attempted breach of this Section by FWW or its owners, shareholders, directors, officers, employees, agents or representatives shall result in irreparable harm to FGI for which a remedy at law shall be inadequate. In case of any breach or attempted breach of this Section by FWW or its owners, shareholders, directors, officers, employees, agents or representatives, FGI shall be entitled to, in addition to any other remedies to which FGI may be entitled, specific performance and injunctive and other equitable relief without the necessity of proof of irreparable harm or posting of bond.

i)	Amendments: This Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

[SIGNATURE PAGE BELOW]

IN WITNESS WHEREOF, these presents have been executed by authorized signatories for and on behalf of the parties hereto on the day and year first before written.

/s/ Keh-Jean “Jay” Yeh
Keh-Jean “Jay” Yeh
CEO
FOREMOST WORLDWIDE CO. LTD

/s/ Dave Bruce
Dave Bruce
CEO
FGI INDUSTRIES, LTD.

Exhibit A

Products covered under this Agreement:

•	Bath Furnishings: this includes, but is not limited to, vanities, mirrors, cabinetry, shelving and storage products typically produced for the bathroom space.
•	Kitchen Furnishings: this includes, but is not limited to, cabinetry, shelving and storage products typically produced for the kitchen space.

This Exhibit A may be amended from time to time on the mutual agreement of the parties.

Exhibit B

Product Category	Commission Schedule
Bath Furnishings	Total FOB Sales Volume	Variable Rate
	<$10,000,000	4.50%
	$10,000,000 - $20,000,000	4.00%
	$20,000,000 - $30,000,000	3.50%
	$30,000,000 - $40,000,000	3.00%
	>$40,000,000	2.00%

Kitchen Furnishings	2.5% of FOB Sales

This Exhibit B may be amended from time to time on the mutual agreement of the parties.